CONSULTING AND SEVERANCE AGREEMENT

     AGREEMENT dated as of November 27, 1996 between CYGNE DESIGNS, INC., a Delaware corporation, having an office at 1372 Broadway, New York, New York 10018 ("Cygne") and IRVING BENSON, having an address at 6 Baiting Hollow Road, East Hampton, New York 11937 ("Benson").

     WHEREAS, Cygne and Benson are parties to an Employment Agreement dated as of May 1, 1993 (the "Employment Agreement"); and

     WHEREAS, Cygne and Benson have agreed to terminate their employment relationship and Cygne has agreed to make severance payments to Benson, as provided below; and

     WHEREAS, in view of Benson's abilities and knowledge of and experience with Cygne and its business, Cygne wishes to engage Benson to perform certain consulting services on a part-time basis as an independent contractor, as described below; and

     WHEREAS, Benson desires to accept such engagement upon the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

     1. Termination of Employment.

     The parties agree that the employment of Benson by Cygne, and any of its subsidiaries, affiliates, joint ventures and any other businesses, of whatever description, which are owned or controlled, in whole or in part, directly or indirectly, by Cygne, pursuant to the Employment Agreement or pursuant to any other agreement or understanding, oral or in writing, prior to this Consulting and Severance Agreement, is hereby duly terminated effective November 29, 1996. Cygne and all of its direct or indirect subsidiaries, affiliates and joint ventures are referred to collectively hereinafter as the "Company".

     2. Resignations.

     Benson hereby resigns, effective November 29, 1996, each and every office, officership and directorship he holds with each entity included in the Company, except his position as a director of Cygne, and Benson agrees, upon Cygne's reasonable request, to execute such further documentation and to take such further actions reasonably satisfactory to Cygne and Benson as may be necessary or appropriate to confirm or effectuate such resignations. In addition to, and without limiting the generality of the foregoing, Benson hereby resigns as nominee holder of any stock of any direct or indirect subsidiary of Cygne and Benson agrees, upon Cygne's reasonable request, to execute such further documentation and to take such further actions reasonably satisfactory to Cygne and Benson as may be necessary or appropriate to transfer any shares of stock held by him as nominee holder (or any similar capacity) of any direct or indirect subsidiary of Cygne in accordance with Cygne's instructions.

     3. Severance Payments; Continued Benefits.

     Cygne shall pay or provide to Benson, in full satisfaction of all claims or rights to compensation or other benefits in connection with his employment by the Company, including without limitation, unpaid salary, unpaid bonus and severance or termination pay under the Employment Agreement or otherwise, the following:

          (i) an aggregate amount equal to $200,000, payable quarterly in advance of the quarter, beginning on December 1, 1996, in eight (8) equal installments of $25,000.00 each (less applicable withholding taxes and payroll deductions); and

          (ii) Benson shall be entitled to participate, at Cygne's expense to the extent paid by Cygne for its senior management personnel generally and as permitted by such programs, in Cygne's health insurance and disability insurance programs as in effect from time to time until November 30, 1998 or, if this Agreement is renewed, during any Extended Term (it being understood that after such date Benson may become eligible for COBRA coverage in accordance with applicable law). Cygne shall also reimburse Benson in accordance with past practice for all business expenses he incurred before November 30, 1996.

     4. Stock Options.

     Cygne shall use its reasonable best efforts to have Cygne's Stock Option and Compensation Committee, at its next meeting and as soon as practicable, amend Benson's stock option agreement pertaining to the grant to him on April 15, 1993 of options to acquire 55,000 shares of Cygne common stock at a price of $4.00 per share so that the expiration date of such options heretofore granted to Benson under Cygne's 1993 Stock Option Plan shall be 10 years from the grant date for such options; provided, however, that Benson hereby agrees that the options granted to Benson on May 31, 1994 to acquire 55,000 shares of Cygne common stock at a price of $18.50 per share are hereby terminated and of no further force and effect. It is understood that in view of the foregoing and this Agreement, Benson shall not be a participant in Cygne's Stock Option Plan for Non-Employee Directors. During the period Benson is performing Services hereunder, he shall be eligible to participate in Cygne's 1993 Stock Option Plan.

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     5. Consulting Engagement and Duties.

     (a) Cygne hereby engages Benson to provide certain consulting services to the Company, as reasonably requested by Cygne from time to time, as hereinafter provided (the "Services").

     (b) The Services shall consist of advising and consulting with the Company, in keeping with Benson's past practices, with respect to (i) the design, development and merchandising of apparel products, (ii) various public relations matters and (iii) special projects such as the identification and analysis of licensing and joint venture arrangements. Benson shall generally be available to perform the Services on regular business days, provided that Benson shall not be required to perform the Services in excess of 120 days per year during the Term. In the event Cygne requests and Benson performs Services in any year in excess of 120 days, then Cygne shall pay to Benson an additional prorated amount for the excess days in the amount of $1,750 per day. Benson agrees that, prior to his performance of any requested services which would result in a payment in accordance with the preceding sentence, he shall have given written notice thereof to Cygne. Cygne and Benson shall as promptly as practicable after the end of each quarter during the Term confirm in writing the number of days of Services performed by Benson during such quarter.

     (c) Benson shall have no authority to bind Cygne without the express prior written authorization of Cygne.

     (d) Benson agrees that he will perform the Services in a reasonably diligent and appropriate manner and will abide by and carry out Cygne's reasonable policies and instructions. Except as otherwise expressly provided in
Section 9 of this Agreement, Benson shall be permitted to engage in any and all other business activities during the Term.

     (e) Cygne and Benson shall cooperate to work out and confirm in writing in advance on a monthly basis a mutually beneficial schedule for the performance of the Services and Cygne shall provide to Benson reasonable advance notice of any requests for travel. Days spent traveling outside of the United States in connection with the Services shall be deemed work days for purposes of this Agreement.

     (f) The principal location at which Benson shall perform his duties hereunder shall be at the Company's offices in New York, New York or at such other location as may be designated from time to time by the Board of Directors of the Company; provided that if the principal location of Benson's duties is transferred from New York, New York, the new principal location of Benson's duties shall not be transferred beyond a 25-mile radius of New York, New York without Benson's consent. Notwithstanding the foregoing, Benson shall perform such services at such other locations as may be required for the proper performance of his duties hereunder, and Benson recognizes that such duties may involve significant travel. Cygne shall provide


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


reasonable office space and support for Benson as reasonably necessary for the performance of the Services on those days that Benson is performing Services at Cygne's offices in New York City.

     6. Payment for Services; Expense Reimbursement.

     (a) In consideration for Benson's performance of the Services, Cygne agrees to pay to Benson a consulting fee at a rate of $110,000 per year during the Term, payable in equal monthly installments of $9,166.66 on the first business day of each month, commencing December 2, 1996 except that a pro rata amount shall be paid with respect to any period thereafter during the Term that does not constitute a full month.

     (b) Cygne shall reimburse Benson for all expenses authorized in writing in advance by Cygne's Chairman and incurred by Benson in connection with the performance of Services under this Agreement. Such reimbursement shall be made promptly after Benson's submission of appropriate vouchers and receipts therefor. It is understood that from time to time Benson may be requested in writing by Cygne to travel in connection with the performance of the Services and, in the case of such requested travel, Benson shall be permitted to use first class airservice and shall receive a per diem allowance of $600 per day in respect of all other expenses incurred by Benson in connection with such travel.

     7. Term.

     Subject to earlier termination as provided in Section 8 below, the term of Benson's engagement to perform Services under this Agreement (the "Term") shall commence November 30, 1996 and shall terminate on November 30, 1998. However, this Agreement shall automatically be renewed and extended for successive one year periods (the "Extended Term") and all of its provisions shall remain the same (except for Benson's consulting fee) unless either party provides the other with written notice of non-renewal (a "Non-renewal Notice") no later than six months prior to the then existing termination date. During any Extended Term, Benson's consulting fee shall be increased to $225,000 per year.

     8. Termination.

     (a) Benson's engagement to perform the Services and Cygne's obligation to pay any otherwise subsequently due consulting fee under Section 6 hereof shall terminate upon Benson's death or disability (as defined in Section 7(c) of the Employment Agreement).

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     (b) Each of the following shall constitute an event of default under this
Agreement, in which case, the non-defaulting party may give the other notice that this Agreement shall terminate on the date selected by the non-defaulting party and set forth in such notice, unless cured as specified below:

          (i) If either Benson or Cygne shall, whether by action or inaction, breach in any material respect any obligation under this Agreement, including a material failure by Benson to perform his duties and responsibilities hereunder or a failure by Cygne to pay amounts when due hereunder or to provide the insurance required hereunder, and such breach is not remedied within thirty (30) days after written notice thereof from the non-defaulting party;

          (ii) If, for any reason, Benson shall be convicted of a felony or any other crime as a result of which his ability to perform the services described in Section 5 hereof is materially impaired; or

          (iii) If there has been fraud, bad faith or willful misconduct on the part of Cygne or Benson in connection with the performance of Benson's duties and responsibilities hereunder.

Upon termination of this Agreement pursuant to this Section 8(b), Benson's obligation to provide Services to Cygne hereunder, and Cygne's obligation to make payments to Benson under Section 6 hereof, shall terminate, except that Cygne shall be obligated to reimburse all expenses incurred through the termination date in accordance with Section 6(b) hereof. In addition, upon termination of this Agreement pursuant to this Section 8(b) as a result of a material breach by Benson of Section 9 hereof, Cygne's obligations to make payments to Benson and provide benefits to Benson under Section 3 hereof shall terminate.

     (c) Anything in this Agreement to the contrary notwithstanding, Benson shall have the right at any time after May 31, 1997 to terminate this Agreement, upon 30 days prior written notice to Cygne. Upon termination of this Agreement pursuant to this Section 8(c), Benson's obligation to provide Services to Cygne hereunder, and Cygne's obligations to make payments to Benson under Section 3 and Section 6 hereof, and to provide benefits to Benson under Section 3 hereof, shall terminate, except that Cygne shall be obligated to reimburse all expenses incurred through the termination date in accordance with Section 6(b) hereof.

     (d) Anything in this Agreement to the contrary notwithstanding, Cygne shall have the right to terminate this Agreement at any time after May 31, 1997, upon 30 days prior written notice to Benson (a "Cygne Termination Notice"). Upon termination of this Agreement pursuant to this Section 8(d), Benson's obligation to provide Services to Cygne hereunder, and Cygne's obligation to make payments to Benson under Section 3 and Section 6 hereof, and to provide benefits to Benson under Section 3 hereof, shall terminate; provided, however, that (i) Cygne shall be obligated to reimburse all expenses incurred through the termination date in accordance with Section 6(b) hereof and (ii) Cygne shall pay Benson a severance in an aggregate amount equal to $210,000, payable in twelve
(12) equal installments of $17,500 each (less applicable withholding taxes and payroll deductions) on the first day of each month following the effectiveness of such termination.

     (e) If this Agreement is not renewed after November 30, 1998 as a result of a Non-renewal Notice delivered by Cygne to Benson, then Benson shall be entitled to a severance in an aggregate amount of $210,000, payable quarterly in advance of the quarter, beginning on December 1, 1998, in four equal installments of $52,500 (less applicable withholding taxes and payroll deductions). It is understood that under no circumstances shall Cygne be obligated to make payments pursuant to both Section 8(d) (which is triggered only by a Cygne Termination Notice) and this Section 8(e) (which is triggered only by a Non-renewal Notice delivered by Cygne to Benson).

     9. Employment Agreement.

     Benson and Cygne hereby agree that the Employment Agreement (other than Sections 9(a), (b), (c) and (d), 10, 11 and 12 thereof) is hereby terminated and that, notwithstanding termination of such Employment Agreement, Sections 9(a),
(b), (c) and (d), 10, 11 and 12 thereof shall remain in full force and effect; provided, however, that Cygne shall not be required to make any payments to Benson pursuant to the Employment Agreement; and provided further that the parties expressly acknowledge and agree that, anything in this Agreement or the Employment Agreement to the contrary notwithstanding, Benson may engage in any business or consulting activities so long as (i) they would not be directly competitive with or materially adverse to the Company's business and (ii) they do not involve the disclosure of confidential information under Section 11 of the Employment Agreement. Notwithstanding the termination of this Agreement pursuant to Section 8, the provisions of this Section 9 shall remain effective during any period in which Cygne is making payments to Benson in accordance with
Section 8(d) or Section 8(e).

     10. Assignment of Ann Taylor Consulting Agreement.

     Cygne and Benson agree that, in accordance with the provisions of Section 13 of the Consulting Agreement dated as of September 20, 1996 by and between AnnTaylor Stores Corporation, AnnTaylor, Inc., Cygne and Benson (the "Ann Taylor Consulting Agreement"), the Ann Taylor Consulting Agreement is, effective November 30, 1996, assigned by Cygne to Benson and Benson agrees to assume and perform all of Cygne's obligations thereunder, to the extent applicable and Cygne shall advise AnnTaylor Stores Corporation and AnnTaylor, Inc. in writing, with a copy to Benson, to make all payments thereunder directly to Benson; provided, however, that the quarterly fee payment to be paid by Ann Taylor with respect to the current quarter under the Ann Taylor Consulting Agreement shall be allocated between Cygne and Benson, respectively, on a prorated basis reflecting the number of days in such quarterly period through the close of business on November 29, 1996 and after such date, and provided, further, that if any portion of the amount of any such allocated fee payment due to Cygne in accordance with the foregoing proviso is paid by Ann Taylor to Benson and not promptly thereafter paid by Benson to Cygne, then Cygne shall be entitled to offset such amount against any amounts otherwise due to Benson under Section 6 hereof.

     11. Third-Party Beneficiaries.

     Except as otherwise expressly provided herein, this Agreement is not intended, and shall not be deemed, to confer upon or give any person except the parties hereto and their respective successors, heirs and/or permitted assigns, any remedy, claim, liability, reimbursement, cause of action or other right under or by reason of this Agreement.

     12. Releases.

     (a) Except as set forth in the proviso to this Section 12(a), in consideration of the transactions contemplated hereby and the release being given by Benson in Section 12(b) hereof, Cygne for itself and for its successors and assigns, and for its affiliates, officers, directors and employees (collectively, the "Cygne Releasor"), hereby releases and forever discharges Benson, the executors and administrators of his estate, his heirs, successors and assigns (collectively the "Benson Releasee"), from any and all claims, actions, causes of action, suits, sums of money, debts, covenants, contracts, controversies, agreements, promises, demands or damages of any nature whatsoever or by reason of any matter, cause or thing regardless of whether known or unknown at present, whether at common law, by statute or otherwise, which against the Benson Releasee the Cygne Releasor ever had, now has or hereafter can, shall or may have for, upon, or by reason of, any matter, cause or thing whatsoever from the beginning of the world to the date hereof, including without limitation any matter, cause or thing relating to or arising out of the employment of Benson in any capacity by Cygne or any of its affiliates or any actions taken or omitted to be taken by Benson while employed by Cygne or any of its affiliates; provided, however, that nothing contained in this Section 12(a) is intended to preclude Cygne from bringing any action to enforce its rights under this Agreement. Cygne agrees that the Cygne Releasor will never institute a claim of any kind against the Benson Releasee, including without limitation any claim relating to his employment with Cygne, except to enforce its rights under this Agreement and those provisions of Benson's Employment Agreement which continue pursuant to Section 9 hereof. Cygne agrees that if the Cygne Releasor violates this release by instituting suit against the Benson Releasee, it will pay all costs and expenses of defending against the suit incurred by the Benson Releasee, including reasonable attorneys' fees.

     (b) Except as set forth in the proviso to this Section 12(b), Benson, in consideration of the payments being made to him hereunder and the release being given by Cygne in Section 12(a) hereof, for himself and for the executors and administrators of his estate, his heirs, successors and assigns (collectively, the "Benson Releasor"), hereby releases and forever discharges the Company (including without limitation Cygne), its affiliates, and its and their officers, directors, employees and stockholders and the respective executors, administration heirs, successors and assigns of the foregoing (collectively, the "Cygne Releasee"), from any and all claims (including without limitation any claims arising under the Civil Rights Act of 1964, the Age Discrimination in Employment Act, or any similar federal or state laws, rules or regulations dealing with discrimination in employment on the basis of sex, race, national origin, religion, disability or age), actions, causes of action, suits, sums of money, debts, covenants, contracts, controversies, agreements, promises, demands or damages of any nature whatsoever or by reason of any matter, cause or thing regardless of whether known or unknown at present, whether at common law, by statute or otherwise, which against the Cygne Releasee the Benson Releasor ever had, now has or hereafter can, shall or may have for, upon, or by reason of, any matter, cause or thing whatsoever from the beginning of the world to the date hereof, including without limitation any matter, cause or thing relating to or arising out of the employment of Benson by Cygne or any of its affiliates; provided, however, that nothing contained in this Section 12(b) is intended to preclude Benson from bringing any action to enforce his rights under this Agreement. Benson agrees that the Benson Releasor will never institute a claim of any kind against the Cygne Releasee relating to his employment with Cygne or any of its affiliates, except to enforce its rights under this Agreement. Benson agrees that if the Benson Releasor violates this release by instituting suit against the Cygne Releasee, he will pay all costs and expenses of defending against the suit incurred by the Cygne Releasee, including reasonable attorneys' fees. Nothing in the foregoing, however, is intended to or shall affect or alter the continued rights of Benson, pursuant to law, the Certificate of Incorporation or By-Laws of Cygne or any of its affiliates or any contract or policy of insurance relating to indemnification in respect of matters arising during his employment with Cygne, or any of its affiliates or his service as a director, officer or employee of any of the foregoing.

     (c) Each of the parties hereto acknowledges that he or it may have sustained damages, expenses or losses which are presently unknown or not suspected and that such damages, expenses or losses, if any, may give rise to additional damages, expenses or losses in the future which are not now anticipated. Each of the parties hereto hereby expressly waives any and all rights that he or it may have had under any statute or common law principle which would limit the effect of the foregoing release to those claims actually known or suspected to exist at the time of execution of this Agreement.

     (d) Each of Cygne and Benson acknowledges that, in connection with the execution of this Agreement, it or he has had the opportunity to consult with independent legal counsel of its or his own choosing, and that it or he understands that by execution hereof it or he, except as otherwise expressly provided herein, waives and releases any and all rights or claims it or he may have against the other party hereto and their respective affiliates, officers, directors, employees or stockholders, arising under Benson's employment relationship with Cygne, and whether known or unknown to such party at present. Each party further acknowledges that the terms hereof are fully satisfactory to it or him, that there exists between the parties no further additional agreements or understandings, either oral or in writing, not set forth herein, and that this Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and may not be modified except by a writing signed by both parties hereto.

     13. Arbitration.

     Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration before one (1) arbitrator selected in accordance with the Commercial Arbitration Rules of the American Arbitration Association in the City of New York. Arbitration as provided herein shall be the exclusive means for determination of all matters as above provided, and any decision and award of the arbitrators shall be final, binding and conclusive upon the parties and such decision and award may be entered as a final judgment in any court of competent jurisdiction. None of the parties shall institute any action or proceeding in any court of law or equity, state or federal, other than as may be necessary for purposes of enforcement of the arbitrators' decision and award hereunder.

     14. Indemnity.

     (a) Cygne shall indemnify, defend, reimburse, and hold Benson harmless from and against any and all costs, liabilities, claims, losses, and suits arising from or relating to the performance by Benson of the Services; provided that the foregoing shall not apply to any costs, liabilities, claims, losses and suits arising from or relating to the gross negligence or wilful misconduct of Benson.

     (b) Benson shall indemnify, defend, reimburse, and hold Cygne harmless from and against any and all costs, liabilities, claims, losses, and suits arising from or relating to the gross negligence or wilful misconduct of Benson in the performance of the Services.

     15. Miscellaneous.

     (a) Changes in or additions to this Agreement may be made, and compliance with any provision herein set forth may be omitted or waived, only with the consent thereto in writing of the party for whose benefit such provision was intended.


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     (b) All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, by mail (certified or registered mail, return receipt requested), by reputable overnight courier or by facsimile transmission (receipt of which is confirmed);

          (i)  If to Cygne to:

               Cygne Designs, Inc.
               1372 Broadway
               New York, New York 10018
               Attention: General Counsel
               Facsimile: (212) 921-8318

          (ii) If to Benson to:

               6 Baiting Hollow Road
               East Hampton, New York 11937
               Facsimile:  (516) 324-5837

or to such other person or address as any party shall specify by notice in writing, given in accordance with this Section, to the other party hereto.

     (c) This Agreement shall be binding upon each of the parties hereto and their respective successors and assigns and shall inure to the benefit of each of the parties hereto and their respective heirs, executors, successors and permitted assigns, but, except as contemplated herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, by Cygne or Benson without the prior written consent of the other party hereto; provided, however, that Cygne may assign any or all of its rights, interests or obligations hereunder to any one or more, direct or indirect, wholly owned subsidiaries of Cygne, provided, however, that no such assignment by Cygne hereunder shall limit or affect Cygne's obligations hereunder; provided, further, however, that Benson may assign any or all of his rights, interests or obligations hereunder to any domestic corporation of which he is the sole record and beneficial stockholder, provided, however, that no such assignment by Benson shall limit or affect Benson's obligations hereunder.

     (d) This Agreement constitutes the entire agreement among the parties and supersedes any prior understandings or agreements concerning the subject matter hereof.

     (e) If any term or provision of this Agreement is determined or held to be unenforceable, the balance of this Agreement, and the application of such term or provision in another jurisdiction or under different circumstances shall nevertheless be unaffected by such holding or determination. In addition, in any such event, the parties agree that it is their intention and agreement that any term or provision which is held or determined to be unenforceable, as written, shall nonetheless be in force and binding to the fullest extent permitted by law or applicable rule or regulation as though such term or provision had been written in such a manner and to such an extent as to be enforceable under the circumstances.

     (f) Each party agrees to execute all such documents and to take such further actions as may be reasonably requested by the other party to further effectuate the terms of this Agreement. The parties shall cooperate and act in good faith with respect to any and all matters relating to this Agreement.

     (g) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. Subject to Section 13 above, any legal action or proceedings against any party with respect to this Agreement shall be brought in the courts of the State of New York, United States of America, or the U.S. Federal Courts in such state, and each party hereto irrevocably submits to the jurisdiction of such courts for the purpose of any action or proceedings arising hereunder.

     (h) This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                         CYGNE DESIGNS, INC.


                                         By: /s/    BERNARD M. MANUEL
                                             --------------------------------
                                             Name:  Bernard M. Manuel
                                             Title:

                                         /s/ IRVING BENSON
                                         -------------------------------------
                                             Irving Benson


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